LAKELAND FINANCIAL CORPORATION

Change in Control Agreement

This Change in Control Agreement (“Agreement”) is made and entered into as of March 1, 2016 (the “Effective Date”), by and between LAKELAND FINANCIAL CORPORATION (together with any successor thereto, the “Company”) and [__________] (the “Executive,” and together with the Company, the “Parties”).

RECITALS

A.          The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company and its Affiliates (defined below) will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company.

B.          The Executive is currently serving as an Executive of the Company or one of its Affiliates.

C.          The Company desires to continue to employ the Executive as an Executive of the Company or one of its Affiliates and the Executive is willing to continue such employment.

D.           The Company recognizes that circumstances may arise in which a change of control of the Company through acquisition or otherwise may occur thereby causing uncertainty of employment without regard to the competence or past contributions of the Executive, which uncertainty may result in the loss of valuable services of the Executive, and the Company and the Executive wish to provide reasonable security to the Executive against changes in the employment relationship in the event of any such change in control.

AGREEMENTS

In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:

1. Term.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of twenty four (24) months (the “Term”). This Agreement shall automatically extend for twelve (12) months on first anniversary of the Effective Date and each anniversary thereafter, unless terminated by either Party by written notice to that effect delivered to the other not fewer than three (3) months prior to such anniversary date; provided, however, that if timely notice of termination of this Agreement is given but a Change in Control occurs at any time prior to the date that is six (6) months after the expiration of the Term, then such notice of termination of this Agreement shall be considered ineffective. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs during the Term (or within twelve (12) months after the end of the Term, as described above), this Agreement shall remain in effect for the twenty four (24) months immediately following the Change in Control and shall then terminate.

2. Payment of Severance Amount. If the Executive incurs a Termination (defined below) within the Covered Period (defined below), then the Company shall provide the Executive the following benefits:

(a) On the first Company payroll date that occurs on or following the sixtieth (60th) day following the Termination Date, the Executive shall receive the Severance Amount, with such amount to be paid in a single lumps sum; provided however, that if the Termination Date is more than 60 days prior to the end of the then current calendar year, then such payment shall be made on the first Company payroll date that occurs on or following the eighth (8th) day following the Company’s receipt of executed Release (without a subsequent revocation).

(b) On the first Company payroll date that occurs on or following the Executive’s Termination, the Company shall pay the Executive a lump sum payment in an amount equal to the Minimum Benefits (defined below).

(c) The Executive’s rights following a termination of employment with the Company and its Affiliates for any reason with respect to any benefits, incentives or awards provided to the Executive pursuant to the terms of any plan, program or arrangement sponsored or maintained by the Company or an Affiliate, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program or arrangement, and this Agreement shall have no effect upon such terms except as specifically provided herein.

(d) Except as specifically provided herein, the Company shall have no further obligations to the Executive under this Agreement following the Executive’s termination of employment for any reason.

3. Medical, Dental and Vision Benefits. If the Executive incurs a Termination within the Covered Period, then to the extent that the Executive or any of the Executive’s dependents may be covered under the terms of any medical, dental or vision plans of the Company (or any Affiliate) for active employees immediately prior to the Termination, then, for as long as Executive is eligible for and elects coverage under the health care continuation rules of COBRA (defined below), the Company shall provide at the Company’s cost, the Executive and those dependents with coverage equivalent to the coverage received while the Executive was employed with the Company; provided, however, that such coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Company or any Affiliate for failing to comply with applicable federal rules. The coverages under this Section 3 may be procured directly by the Company (or any Affiliate, if appropriate) apart from and outside of the terms of the respective plans, provided that the Executive and the Executive’s dependents comply with all of the terms of the substitute medical, dental or vision plans, and provided, further, that the cost to the Company shall not exceed the cost for continued COBRA coverage. In the event the Executive or any of the Executive’s dependents is or becomes eligible for coverage under the terms of any other medical and/or dental and/or vision plan of a subsequent employer with plan benefits that are comparable to Company (or any Affiliate) plan benefits, the Company’s obligations under this Section 3 shall cease with respect to the eligible Executive and/or dependents. The Executive and the Executive’s dependents must notify the Company (or any Affiliate) of any subsequent employment and provide information regarding medical and/or dental and/or vision coverage available.

4. Release. Notwithstanding any provision of this Agreement to the contrary, no payments or benefits shall be owed to the Executive under Section 2 or 3 (except for payments and benefits described in Section 2(b) and 2(c)) unless the Executive executes and delivers to the Company a Release (defined below) within forty-five (45) days following the Termination Date, and any applicable revocation period has expired prior to the sixtieth (60th) day following the Termination Date.

5. Golden Parachute Payment Adjustment.

(a) If the value of any payment or other benefit the Executive would receive from the Company or otherwise in connection with a Change in Control (the “Benefit”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Benefit shall be reduced to the Reduced Amount.  The “Reduced Amount” shall be either (i) the largest portion of the Benefit that would result in no portion of the Benefit being subject to the Excise Tax or (ii) the largest portion, up to and including the total, of the Benefit, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Benefit notwithstanding that all or some portion of the Benefit may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Benefit equals the Reduced Amount, reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the Benefit occurs and to the extent that such election does not violate Section 409A): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that accelerated vesting of stock awards is to be reduced, such accelerated vesting shall be cancelled in the reverse order of the grant date of the Executive’s stock awards unless the Executive elects in writing a different order for cancellation.

(b) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform any calculations necessary in connection with this Section 5.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Benefit is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Benefit, it shall furnish the Executive and the Company with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Benefit.  Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Executive and the Company, except as set forth below.

(d) If, notwithstanding any reduction described in this Section 5, the U.S. Internal Revenue Service (the “IRS”) determines that the Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then the Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination, or, in the event the Executive challenges the final IRS determination, within thirty (30) days after a final judicial determination, a portion of the payment equal to the Repayment Amount.  The “Repayment Amount” with respect to the payment of benefits shall be the smallest amount, if any, required to be paid to the Company so that the Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) are maximized.  The Repayment Amount with respect to the payment of benefits shall be zero dollars ($0) if a Repayment Amount of more than zero dollars ($0) would not result in the Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized.  If the Excise Tax is not eliminated pursuant to this Section 5, the Executive shall pay the Excise Tax.

(e) Notwithstanding any other provision of this Section 5, if (i) there is a reduction in the payment of benefits as described in this Section 5, (ii) the IRS later determines that the Executive is liable for the Excise Tax, the payment of which would result in the maximization of the Executive’s net after-tax proceeds (calculated as if the Executive’s benefits had not previously been reduced), and (iii) the Executive pays the Excise Tax, then the Company shall pay to the Executive those benefits that were reduced pursuant to Section 5 contemporaneously or as soon as administratively possible after the Executive pays the Excise Tax so that the Executive’s net after-tax proceeds with respect to the payment of benefits is maximized.

(f) The Parties hereby recognize that the restrictive covenants under Section 6 have value that is equivalent in amount to some or all of the Severance Amount (and potentially other termination benefits) and that such value shall be recognized in the Code Section 280G calculations contemplated hereunder. The Independent Advisor shall make the determination of the actual fair market value of the restrictive covenants under Section 6 at the time of the Change in Control.

6. Restrictive Covenants.

(a) Confidential Information. The Executive acknowledges that, during the course of the Executive’s employment with the Company, the Executive may produce and have access to confidential and/or proprietary, non-public information concerning the Company or its Affiliates, including marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation and other information not generally available to the public (collectively, “Confidential Information”). The Executive shall not directly or indirectly use, disclose, copy or make lists of Confidential Information for the benefit of anyone other than the Company, either during or after the Executive’s employment with the Company, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with the performance by the Executive of the Executive’s duties to the Company or an Affiliate. If the Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or any of its Affiliates, or the Executive’s activities in connection with the business of the Company or any of its Affiliates, the Executive shall immediately notify the Company of such subpoena, court order or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto. The Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. The Executive shall abide by the Company’s reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Affiliates. In this regard, the Executive shall not directly or indirectly render services to any person or entity where the Executive’s service would involve the use or disclosure of Confidential Information.

(b) Documents and Property.

(i) All records, files, documents and other materials or copies thereof relating to the business of the Company or its Affiliates that the Executive prepares, receives or uses shall be and remain the sole property of the Company and, other than in connection with the performance by the Executive of the Executive’s duties to the Company or an Affiliate, shall not be removed from the premises of the Company or any of its Affiliates without the Company’s prior written connect, and shall be promptly returned to the Company upon the Executive’s termination of employment for any reason, together with all copies (including copies or recordings in electronic form), abstracts, notes or reproductions of any kind made from or about the records, files, documents or other materials.

(ii) The Executive acknowledges that the Executive’s access to and permission to use the Company’s and any Affiliate’s computer systems, networks and equipment, and all Company and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Company. Any other access to or use of such systems, network, equipment and information is without authorization and is prohibited except that Executive may use a Company-provided computer for reasonable personal use in accordance with the Company’s technology use policies, as may be in effect from time to time.  The restrictions contained in this Section 6(b) extend to any personal computers or other electronic devices of the Executive that are used for business purposes relating to the Company or any Affiliate. The Executive shall not transfer any Company or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company. Upon the termination of the Executive’s employment with the Company for any reason, the Executive’s authorization to access and permission to use the Company’s and any Affiliate’s computer systems, networks and equipment, and any Company and Affiliate information contained therein, shall cease.

(c) Non-Competition and Non-Solicitation. The Parties have agreed that the primary service area of the Company’s lending and deposit taking functions in which the Executive will actively participate extends separately to an area that encompasses a sixty (60)-mile radius from the location of any office of the Company operating at the time of the termination of the Executive’s employment (the “Restrictive Area”). Therefore, as an essential ingredient of and in consideration of this Agreement and the Executive’s employment with the Company and any Affiliate, the Executive shall not, during the Executive’s employment with the Company and any Affiliate and for a period of twelve (12) months immediately following the termination of the Executive’s employment for any reason, provided that such termination results in the Executive’s receipt of the Severance Amount hereunder (the “Restrictive Period”), shall not directly or indirectly do any of the following (all of which are collectively referred to in this Agreement as the “Restrictive Covenant”):

(i) Engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation or control of, be employed by, associated with or in any manner connected with, serve as a director, officer or consultant to, lend the Executive’s name or any similar name to, lend the Executive’s credit to or render services or advice to, in each case in the capacity that the Executive provided services to the Company or any Affiliate, any person, firm, partnership, corporation or trust that owns, operates or is in the process of forming a Financial Institution (defined below) with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area; provided, however, that the ownership by the Executive of shares of the capital stock of any Financial Institution, which shares are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and which do not represent more than five (5) percent (5%) of the institution’s outstanding capital stock, shall not violate any terms of this Agreement;

(ii) Either for the Executive or any Financial Institution: (A) induce or attempt to induce any employee of the Company or any of its Affiliates with whom the Executive had significant contact to leave the employ of the Company or any of its Affiliates; (B) in any way interfere with the relationship between the Company or any of its Affiliates and any employee of the Company or any of its Affiliates with whom the Executive had significant contact; or (C) induce or attempt to induce any customer, supplier, licensee or business relation of the Company or any of its Affiliates with whom the Executive had significant contact to cease doing business with the Company or any of its Affiliates or in any way interfere with the relationship between the Company or any of its Affiliates and their respective customers, suppliers, licensees or business relations with whom the Executive had significant contact; or

(iii) Either for the Executive or any Financial Institution, solicit the business of any person or entity known to the Executive to be a customer of the Company or any of its Affiliates, where the Executive had significant contact with such person or entity, with respect to products, activities or services that compete in whole or in part with the products, activities or services of the Company or any of its Affiliates.

(d) Works Made for Hire Provisions. The Parties acknowledge that all work performed by the Executive for the Company or any of its Affiliates shall be deemed a “work made for hire.” The Company shall at all times own and have exclusive right, title and interest in and to all Confidential Information and Inventions (defined below), and the Company shall retain the exclusive right to license, sell, transfer and otherwise use and dispose of the same. Any and all enhancements of the technology of the Company or any of its Affiliates that are developed by the Executive shall be the exclusive property of the Company. The Executive hereby assigns to the Company any right, title and interest in and to all Inventions that the Executive may have, by law or equity, without additional consideration of any kind whatsoever from the Company or any of its Affiliates. The Executive shall execute and deliver any instruments or documents and do all other things (including the giving of testimony) requested by the Company (both during and after the termination of the Executive’s employment with the Company) in order to vest more fully in the Company or any of its Affiliates all ownership rights in the Inventions (including obtaining patent, copyright or trademark protection therefore in the United States and/or foreign countries).

(e) Remedies for Breach of Restrictive Covenant. The Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and the Executive acknowledges that the covenants contained in this Section 6 are reasonable with respect to their duration, geographical area and scope. The Executive further acknowledges that the restrictions contained in this Section 6 are reasonable and necessary for the protection of the legitimate business interests of the Company, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and such interests, and that such restrictions were a material inducement to the Company to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Company, in addition to and not in limitation of, any other rights, remedies or damages available to the Company under this Agreement or otherwise at law or in equity, shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with the Executive, as the case may be. If the Executive violates the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by the Executive.

(f) Other Agreements. In the event of the existence of another agreement between the Parties that (i) is in effect during the Restrictive Period, and (ii) contains restrictive covenants that conflict with any of the provisions of this Section 6, then the more restrictive of such provisions from the two (2) agreements shall control for the period during which both agreements would otherwise be in effect.

7. Removal from any Boards and Positions.  Unless otherwise agreed to in writing by the Parties at the time of Termination, upon a Termination, Employee shall be deemed to resign (i) if a member, from the Board and the board of directors of any Affiliate and any other board to which Employee has been appointed or nominated by or on behalf of Employer or an Affiliate, (ii) from each position with Employer and any Affiliate, including as an officer of Employer or an Affiliate and (iii) as a fiduciary of any employee benefit plan of Employer and any Affiliate.

8. Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Lakeland Financial Corporation
Attention: Chairman of the Board
202 East Center Street
P.O. Box 1387
Warsaw, IN 46580

If to the Executive: the Executive’s address on file with the Company or to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

9. Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Indiana applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction, and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Kosciusko, Indiana.

10. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

11. Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation or ruling.

12. Not an Employment Agreement. Nothing in this Agreement shall give the Executive any rights (or impose any obligations) to continued employment by the Company or any Affiliate, nor shall it give the Company any rights (or impose any obligations) for the continued performance of duties by the Executive for the Company or any Affiliate.

13. No Assignment. The Executive’s rights to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 13, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14. Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. The Company shall not affect the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring the assets, or a substantial portion of the assets, expressly assumes by an instrument in writing all duties and obligations of the Company under this Agreement, or (b) the Company provides, through the establishment of a separate reserve, for the payment in full of all amounts that are or may reasonably be expected to become payable to the Executive under this Agreement.

15. Legal Fees. All reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company if the Executive is successful on the merits pursuant to a legal judgment or arbitration.

16. Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.

17. Code Section 409A.

(a) To the extent any provision of this Agreement or action by the Company would subject the Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company. It is intended that this Agreement will comply with, or be exempt from, Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of the Executive’s termination of employment unless such termination constitutes a “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Agreement may be amended to the extent necessary (including retroactively) by the Company to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement. This Section 17 shall not be construed as a guarantee of any particular tax effect for the Executive’s benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A or any other provision of the Code.

(b) Notwithstanding any provision of this Agreement to the contrary, if the Executive is determined to be a Specified Employee (defined below) as of the Termination Date, then, to the extent required pursuant to Code Section 409A, payments due under this Agreement that are deemed to be deferred compensation shall be subject to a six (6)-month delay following the Termination Date; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of the Executive’s death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six (6)-month period. Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6)-month period following the Termination Date shall be paid to the Executive in accordance with the payment schedule established herein.

18. Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (c) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (d) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (e) the words “include,” “includes” and “including” means “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively; (f) all references to preambles, recitals, sections and exhibits are to preambles, recitals, sections and exhibits in or to this Agreement unless otherwise specified; (g) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and other words of similar import refer to this Agreement as a whole (including exhibits); (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings of preambles, recitals, sections and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

19. Definitions. As used throughout this Agreement, the terms defined in this Section 19 have the meanings given below.

(a) “Affiliate” means each company, corporation, partnership, Financial Institution or other entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, where “control” means (i) the ownership of fifty-one percent (51%) or more of the Voting Securities or other voting or equity interests of any corporation, partnership, joint venture or other business entity or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such corporation, partnership, joint venture or other business entity.

(b) “Agreement” means this Change in Control Agreement, made and entered into as of the Effective Date, by and between the Parties.

(c) “Base Compensation” means the amount equal to the sum of (i) the greater of Executive’s then-current annual salary or the Executive’s annual salary as of the date one (1) day prior to the Change in Control and (ii) the greater of Executive’s target annual performance bonus or the amount of the average annual performance bonus paid (or payable) to Executive for the most recently completed three fiscal years of the Company.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means:

(i) The date of the consummation of the acquisition by any “person” (as such term is defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of Company; or

(ii) During any twelve (12) month period, the individuals who are members of the board of directors of the Company (the “Company Board”) cease for any reason to constitute a majority of the Company Board, unless the election, or nomination for election by the Company stockholders, of a new Company director was approved by a vote of a majority of the Company Board, and such new director shall, for purposes of this Plan, be considered as a member of the Company Board; or

(iii) The date of the consummation by the Company of (i) a merger or consolidation of the Company, if the Company stockholders immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation, in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (ii) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company immediately prior to such acquisition.

In the event that any benefit under the Plan constitutes Deferred Compensation (as defined in Section 409A) and the settlement of or distribution of benefits under this Plan is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a ‘change in control event’ permitted under Section 409A.

(f) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(g) “Code” means the Internal Revenue Code of 1986.

(h) “Company” means Lakeland Financial Corporation.

(i) “Confidential Information” has the meaning set forth in Section 6(a).

(j) “Covered Period” means the period beginning six (6) months prior to a Change in Control and ending twenty four (24) months after the Change in Control.

(k) “Effective Date” has the meaning set forth in the preamble hereto.

(l)  “Executive” has the meaning set forth in the preamble hereto.

(m) “Financial Institution” means a bank, savings bank, savings and loan association, credit union or similar financial institution.

(n) “Good Reason” means the occurrence of any one (1) of the following events, unless the Executive agrees in writing that such event shall not constitute Good Reason:

(i) an adverse change in the nature, scope or status of the Executive’s position, authorities or duties from those in effect immediately following the Effective Date, or if applicable and greater, immediately prior to the Change in Control; provided that, in the event that the Company is a publicly traded company immediately prior to the Change in Control, and the Executive does not have similar public company duties following the Change in Control with the successor company (e.g., no longer the chief executive officer, chief financial officer, general counsel, etc., of a public company), then such change shall constitute an adverse change in duties;

(ii) a reduction in the Executive’s base annual salary or bonus opportunity, or a material reduction in the Executive’s aggregate benefits or other compensation plans in effect immediately following the Effective Date, or if applicable and greater, immediately prior to the Change in Control;

(iii) a relocation of the Executive’s primary place of employment of more than twenty-five (25) miles from the Executive’s primary place of employment immediately following the Effective Date, or if applicable, immediately prior to the Change in Control or a requirement that the Executive engage in travel that is materially greater than immediately following the Effective Date, or if applicable, immediately prior to the Change In Control;

(iv) failure by an acquirer to assume this Agreement at the time of the Change in Control; or

(v) a material breach by the Company of this Agreement.

Notwithstanding any provision in this definition to the contrary, prior to the Executive’s Termination for Good Reason, the Executive must give the Company written notice of the existence of any condition set forth in clause (i) – (v) immediately above within ninety (90) days of its initial existence and the Company shall have thirty (30) days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable.  If, during such thirty (30)-day period, the Company cures the condition giving rise to Good Reason, the condition shall not constitute Good Reason.  Further notwithstanding any provision in this definition to the contrary, in order to constitute a Termination for Good Reason, such Termination must occur within twenty-four (24) months of the initial existence of the applicable condition.

(o)  “Inventions” means all systems, procedures, techniques, manuals, databases, plans, lists, inventions, trade secrets, copyrights, patents, trademarks, discoveries, innovations, concepts, ideas and software conceived, compiled or developed by the Executive in the course of the Executive’s employment with the Company or any of its Affiliates and/or comprised, in whole or part, of Confidential Information.  Notwithstanding the foregoing sentence, Inventions shall not include:  (i) any inventions independently developed by the Executive and not derived, in whole or part, from any Confidential Information or (ii) any invention made by the Executive prior to the Executive’s exposure to any Confidential Information.

(p) “Minimum Benefits” means, as applicable, the following:

(i) Executive’s earned but unpaid annual salary for the period ending on the Termination Date;

(ii) Executive’s earned but unpaid annual performance bonus, if any, for any completed fiscal year preceding the Termination Date; provided, however, that Executive shall not be entitled to any Incentive Bonus in the event of a Termination for Cause.

(iii) Executive’s accrued but unpaid vacation pay for the period ending on the Termination Date;

(iv) Executive’s unreimbursed business expenses and all other items earned and owed to Executive by the Company through and including the Termination Date, provided that all required submissions for expense reimbursement are made in accordance with the Company’s expense reimbursement policy and within fifteen (15) days following the Termination Date; and

(q)  “Parties” means the Company and the Executive.

(r) “Release” means a general release and waiver substantially in the form attached hereto as Exhibit A.

(s) “Restrictive Area” has the meaning set forth in Section 6(c).

(t) “Restrictive Covenant” has the meaning set forth in Section 6(c).

(u) “Restrictive Period” has the meaning set forth in Section 6(c).

(v) “Severance Amount” means an amount equal to two hundred percent 200% of the Executive’s Base Compensation.

(w) “Specified Employee” means any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company based upon the twelve (12)-month period ending on each December 31st (such twelve (12)-month period is referred to below as the “identification period”).  If the Executive is determined to be a key employee, the Executive shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12)-month period that begins on the April 1 following the close of the identification period.  For purposes of determining whether the Executive is a key employee, “compensation” means Executive’s W-2 compensation as reported by the Company for a particular calendar year.

(x) “Term” has the meaning set forth in Section 1.

(y) “Termination” means termination of the Executive’s employment with the Company during the Term either:

(i) by the Company, other than a Termination for Cause or a termination as a result of the Executive’s death or disability; or

(ii) by the Executive for Good Reason.

(z) “Termination Date” means the date of termination of the Executive’s employment with the Company and all of its Affiliates.

(aa) “Termination for Cause” means only a termination by the Company as a result of:

(i) the Executive’s fraud, misappropriation of or intentional material damage to the property or business of the Company,

(ii) a willful and material failure by the Executive that is not remedied within thirty (30) days after receipt of written notice of such failure from the Board to fulfill the duties and responsibilities of Executive’s regular position;

(iii) a material failure by the Executive to comply with the Company’s policies, rules, or regulations; provided that such policies, rules, or regulations are uniformly applied and enforced; or.

(iv) The Executive’s conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud, or any felony under the laws of the United States or any state thereof.

Any determination of Cause under this Agreement shall be made by resolution adopted by a vote of the Board at a meeting called and held for that purpose.  The Executive shall be provided with reasonable notice of such meeting and shall be given the opportunity to be heard, with the presence of counsel, prior to the vote being taken by the Board.

20. Survival.  If the Company elects not to extend the Term of this Agreement pursuant to Section 1, the provisions of Section 6 shall not survive the termination of this Agreement.  In the case of any other termination of this Agreement, the provisions of Section 6 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Lakeland Financial Corporation                                                                                     [_________]

By:
(Signature)

Name:                                                                (Address)

Its:
(Address)

EXHIBIT A

Release and Waiver of Claims

This Release and Waiver of Claims (“Agreement”) is made and entered into by and between Lakeland Financial Corporation (the “Employer”), and [______________] (“Employee,” and together with the Employer, the “Parties”).

Recitals

A.           The Parties desire to settle fully and amicably all issues between them, including any issues arising out of Employee’s employment with the Employer and the termination of that employment.

B.           Employee and the Employer are parties to that certain Change in Control Agreement, made and entered into on March 1, 2016, as amended (the “Change in Control Agreement”).

Agreements

For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, the receipt of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.           Termination of Employment. Employee’s employment with the Employer shall be terminated effective as of the close of business on [_______________] (the “Termination Date”).

2.           Compensation and Benefits. Subject to the terms of this Agreement, the Employer shall compensate Employee under this Agreement as follows (collectively, the “Severance Payments”):

(a)           Severance Amount. [_______________].

(b)           Accrued Salary and Vacation. Employee shall be entitled to a lump sum payment in an amount equal to Employee’s earned but unpaid annual base salary and accrued but unused vacation pay for the period ending on the Termination Date, with such payment to be made on the first payroll date following the Termination Date.

(c)           COBRA Benefits. Employee and Employee’s qualified beneficiaries, as applicable, shall be entitled to continuation of group health coverage following the Termination Date under the Employer’s group health plan, to the extent required under the Consolidated Omnibus Budget Reconciliation Act of 1986, at Employer’s cost as described in Section 4 of the Change in Control Agreement.

(d)           Employee Acknowledgement. Employee acknowledges that, subject to fulfillment of all obligations provided for herein, Employee has been fully compensated by the Employer, including under all applicable laws, and that nothing further is owed to Employee with respect to wages, bonuses, severance, other compensation, or benefits. Employee further acknowledges that the Severance Payments (other than (b) and (c) immediately above) are consideration for Employee’s promises contained in this Agreement, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Employee is entitled from the Employer under the terms of Employee’s employment or under any other contract or law that Employee would be entitled to absent execution of this Agreement.

(e)           Withholding. The Severance Payments shall be subject to all taxes and other payroll deductions required by law.

3.           Termination of Benefits. Except as provided in Section 2 above or as may be required by law, Employee’s participation in all employee benefit (pension and welfare) and compensation plans of the Employer shall cease as of the Termination Date. Nothing contained herein shall limit or otherwise impair Employee’s right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.

4.           Release of Claims and Waiver of Rights. Employee, on Employee’s own behalf and that of Employee’s heirs, executors, attorneys, administrators, successors, and assigns, fully and forever releases and discharges the Employer, its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, employees, agents, and shareholders, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Employer, both in their official and individual capacities (the “Releasees”), from all liability, claims, demands, actions, and causes of action Employee now has, may have had, or may ever have, whether currently known or unknown, relating to acts or omissions as of or prior to Employee’s execution of this Agreement (the “Release and Waiver”), including liability, claims, demands, actions, and causes of action:

(a)           Relating to Employee’s employment or other association with the Employer, or the termination of such employment;
(b)           Relating to wages, bonuses, other compensation, or benefits;
(c)           Relating to any employment or change in control contract;
(d)           Relating to any employment law, including
(i)	The United States and State of Minnesota Constitutions,
(ii)	The Indiana Civil Rights Act,
(iii)	The Civil Rights Act of 1964,
(iv)	The Civil Rights Act of 1991,
(v)	The Equal Pay Act,
(vi)	The Employee Retirement Income Security Act of 1974,
(vii)	The Age Discrimination in Employment Act (the “ADEA”),
(viii)	The Older Workers Benefit Protection Act,
(ix)	The Worker Adjustment and Retraining Notification Act,
(x)	The Americans with Disabilities Act,
(xi)	The Family and Medical Leave Act,
(xii)	The Occupational Safety and Health Act,
(xiii)	The Fair Labor Standards Act,
(xiv)	The National Labor Relations Act,
(xv)	The Genetic Information Nondiscrimination Act,
(xvi)	The Rehabilitation Act,
(xvii)	The Fair Credit Reporting Act,
(xviii)	Executive Order 11246,
(xix)	Executive Order 11141, and
(xx)	Each other federal, state, and local statute, ordinance, and regulation relating to employment;
(e)           Relating to any right of payment for disability;

(f)           Relating to any statutory or contractual right of payment; and
(g)           For relief on the basis of any alleged tort or breach of contract under the common law of the State of Indiana or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.

Employee acknowledges that statutes exist that render null and void releases and waivers of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or waiving party at the time of execution of the release and waiver. Employee waives, surrenders, and shall forego any protection to which Employee would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Indiana.

5.           Exclusions from General Release. Excluded from the Release and Waiver are any claims or rights arising pursuant to this Agreement and any claims or rights that cannot be waived by law, as well as Employee’s right to file a charge with an administrative agency or participate in any agency investigation, including with the Equal Employment Opportunity Commission. Employee is, however, waiving the right to recover any money in connection with a charge or investigation and the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency, except where such waivers are prohibited by law.

6.           Covenant Not to Sue.

(a)           A “covenant not to sue” is a legal term that means Employee promises not to file a lawsuit in court. It is different from the Release and Waiver. Besides waiving and releasing the claims covered by Section 4 above, Employee shall never sue the Releasees in any forum for any reason covered by the Release and Waiver. Notwithstanding this covenant not to sue, Employee may bring a claim against the Employer to enforce this Agreement or to challenge the validity of this Agreement under the ADEA. If Employee sues any of the Releasees in violation of this Agreement, Employee shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Employee’s suit. In addition, if Employee sues any of the Releasees in violation of this Agreement, the Employer can require Employee to return all but a sum of $100 of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement. In that event, the Employer shall have no obligation to make any further Severance Payments.

(b)           If Employee has previously filed any lawsuit against any of the Releasees, Employee shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Employee’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

7.           Restrictive Covenants. Section 6 of the Change in Control Agreement (entitled “Restrictive Covenants”), shall continue in full force and effect as if fully restated herein.

8.           No Admissions. The Employer denies that any of the Releasees have taken any improper action against Employee, and this Agreement shall not be admissible in any proceeding as evidence of improper action by any of the Releasees.

9.           Confidentiality of Agreement. Employee shall keep the existence and the terms of this Agreement confidential, except for Employee’s immediate family members and Employee’s legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.

10.           Non-Waiver. The Employer’s waiver of a breach of this Agreement by Employee shall not be construed or operate as a waiver of any subsequent breach by Employee of the same or of any other provision of this Agreement.

11.           Governing Law. This Agreement shall be governed by and construed under the laws of the State of Indiana, without regard to principles of conflict of laws (whether in the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana.

12.           Entire Agreement. This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Employee pursuant to any claim arising out of or related in any way to Employee’s employment with the Employer and the termination of that employment. This Agreement may not be amended, modified, altered, or changed except by express written consent of the Parties.

13.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

14.           Successors. This Agreement shall be binding upon and inure to the benefit of the Employer, its successors and assigns.

15.           Enforcement. The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Employee hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. In addition, Employee stipulates that breach by Employee of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Employee’s breach and that the Employer would not have entered into this Agreement without Employee binding Employee to these restrictions and requirements. In the event of Employee’s breach of this Agreement, in addition to any other remedies the Employer may have, and without bond and without prejudice to any other rights and remedies that the Employer may have for Employee’s breach of this Agreement, the Employer shall be relieved of any obligation to provide Severance Payments and shall be entitled to an injunction to prevent or restrain any such violation by Employee and all persons directly or indirectly acting for or with Employee.

16.           Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute or law refer to the statute or law and any amendments and any successor statutes or laws, and to all regulations promulgated under or implementing the statute or law, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until,” and “ending on” (and the like) mean “to, and including”; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (e) the words “hereof,” “herein,” “hereto,” “hereby,” (and the like) refer to this Agreement as a whole; (f) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (g) all words used shall be construed to be of such gender or number as the circumstances and context require; and (h) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.

17.           Representations by Employee. Employee acknowledges each of the following:

(a)           Employee is aware that this Agreement includes a release of all known and unknown claims.

(b)           Employee is legally competent to execute this Agreement and Employee has not relied on any statements or explanations made by the Employer or its attorneys not otherwise set forth herein.

(c)           Any modifications, material or otherwise, made to this Agreement shall not restart or affect in any manner the original 21-day consideration period.

(d)           Employee has been offered at least 21 days to consider this Agreement.

(e)           Employee has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the Release and Waiver, and to negotiate such terms.

(f)           Employee, without coercion of any kind, freely, knowingly, and voluntarily enters into this Agreement.

(g)           Employee has the right to rescind the Release and Waiver by written notice to the Employer within 15 calendar days after Employee has signed this Agreement, and the Release and Waiver shall not become effective or enforceable until 15 calendar days after Employee has signed this Agreement, as evidenced by the date set forth below Employee’s signature on the signature page hereto. Any such rescission must be in writing and delivered by hand, or sent by U.S. Mail within such 15-day period, to the attention of [_______________]. If delivered by U.S. Mail, the rescission must be: (i) postmarked within the 15-day period and (ii) sent by certified mail, return receipt requested.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of dates set forth below their respective signatures below.

Lakeland Financial Corporation	Employee
By: [Name] [Title] Date:	[Name] Date: